EXHIBIT 99.1
FOR IMMEDIATE RELEASE                              Media Contacts:         Adam Grant
October 20, 2008                                                   702-402-5222
                                              Investor Contact:       Britta Carlson
        702-402-5624
NV ENERGY PURCHASE OF BIGHORN
GENERATING FACILITY COMPLETED

LAS VEGAS – NV Energy announced today the completion of the acquisition of the 598-megawatt Bighorn Generating Facility from a subsidiary of Reliant Energy, Inc.  The purchase by Nevada Power Company, d/b/a NV Energy, amounted to approximately $510 million, including inventory and other closing costs and adjustments.

NV Energy, a wholly owned subsidiary of Sierra Pacific Resources (NYSE:SRP), had announced plans to acquire the Bighorn plant, located 35 miles south of Las Vegas, in April.

Michael Yackira, president and CEO of NV Energy and Sierra Pacific Resources, said, “The addition of Bighorn to our company’s generation capability is another major step in our goal of achieving energy independence for Nevada, thereby lessening our state’s reliance on outside, volatile energy markets. This helps assure reliability as well as cost benefits to our customers.”

The purchase was funded by a combination of cash on hand and borrowings under a revolving credit facility.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are doing business as NV Energy. Serving a 54,500-square-mile service territory that stretches north to south from Elko to Laughlin, NV Energy provides a wide range of energy services and products to approximately 2.4 million citizens of Nevada as well as approximately 40 million tourists annually.

These statements contain forward-looking statements regarding the future performance of Nevada Power Company (NPC), d/b/a NV Energy, within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, NPC’s ability to obtain a favorable decision in its general rate case to be filed with the Public Utilities Commission of Nevada in December of 2008.  Additional cautionary statements regarding other risk factors that could have an effect on the future performance of NPC, d/b/a NV Energy, are contained in its Annual Report on Form 10-K and/or Form 10-K/A for the year ended December 31, 2007 and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, filed with the SEC.  NPC, d/b/a NV Energy, undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.